Exhibit 99.1

            Arrow Electronics Increases Fourth Quarter EPS Guidance

     MELVILLE, N.Y.--(BUSINESS WIRE)--Dec. 3, 2007--Arrow Electronics, Inc. (NYSE:ARW) announced that it has raised its financial guidance for the quarter ending December 31, 2007.

     Based upon preliminary data, the company expects revenue to be between $4.25 and $4.45 billion with earnings per share, on a diluted basis, excluding any charges but including an estimate for amortization of intangible assets of $.02 to $.03, to be in the range of $.92 to $.97, an increase of 28 percent to 35 percent from last year's fourth quarter.

     The company stated previously that it anticipated sales to be between $4.15 and $4.45 billion with earnings per share, on a diluted basis, in the range of $.90 to $.95 for the quarter ending December 31, 2007.

     The company has learned that certain quarter-to-date sales data had been selectively disclosed by an employee and, accordingly, made the determination that the most prudent course of action under these unusual circumstances was to publicly update its guidance for the quarter ending December 31, 2007.

     Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and computer products. Headquartered in Melville, New York, Arrow serves as a supply channel partner for more than 600 suppliers and 140,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of 260 locations in 55 countries and territories.

     Safe Harbor

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release includes forward-looking statements that are subject to numerous assumptions, risks, and uncertainties, which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, the company's implementation of its new global financial system and the company's planned implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and enterprise computing solutions markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, and the company's ability to generate additional cash flow. Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.


     CONTACT: Arrow Electronics, Inc.
              Sabrina N. Weaver, 631-847-5359
              Director, Investor Relations
              OR
              Paul J. Reilly, 631-847-1872
              Senior Vice President & Chief Financial Officer
              OR
              Media:
              Jacqueline F. Strayer, 631-847-2101
              Vice President, Corporate Communications